Exhibit 99.2

NeurogesX, Inc.

2009 Year End Earnings Conference Call

March 18, 2010

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. Fourth Quarter and Year End 2009 earnings call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements relating to the timing and scope of commercial launch of Qutenza® in the United States and European Union; planned commercialization and sales strategies, as well as the expected benefits of such strategies and the effect such strategies may have on revenue expectations over the next six to eight quarters; sales and marketing expenses for 2010 and into 2011, including the rate of increase of such expenses over 2010 and into 2011; the size and scope of the sales and marketing organization being formed to commercialize Qutenza; the roles and activities of Astellas in commercialization of Qutenza in the European Union and in seeking additional regulatory approvals; the pricing of Qutenza and estimated annual cost to users of Qutenza with PHN; expectations regarding reimbursement for Qutenza; the estimated usage profile of patients that may use Qutenza; the timing of re-entry of NGX-1998 into clinical development; the sufficiency of cash resources to fund the Company’s operations into 2011; and expected sources of capital.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our Form 10-K, which we expect to file within the next week and our most recent Form 10-Q for the third quarter of 2009, which was filed with the SEC on November 9, 2009.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thank you all for joining us today.

Today I will give you an update on our progress during the fourth quarter of 2009 and the first couple of months of 2010. As you will see, there is a tremendous amount of activity, and I am very happy to say that we are continuing to meet our internal targets with all aspects of our commercialization plan. Later in this call, Stephen will summarize our fourth quarter and full year 2009 results and give you some context for how to think about NeurogesX from a financial standpoint over the coming quarters; and then we will open the call up for questions.

As you know, our fourth quarter 2009 marked the beginning of a new era for NeurogesX with the U.S. FDA approval of Qutenza® for the management of pain associated with postherpetic neuralgia. As we discussed on our PDUFA date, November 17, 2009, we appreciate the agency’s timeliness and diligence in reviewing our application and we are very proud of the NeurogesX team that made this happen. The U.S. approval followed approval, earlier in 2009, of Qutenza in the European Union for the treatment of peripheral neuropathic pain conditions, in non-diabetic adults, and the completion of a commercial partnership with Astellas Pharma Europe Ltd, the European subsidiary of Tokyo based Astellas Pharma, Inc. Astellas is responsible for commercializing Qutenza in the European Union, including the follow up measures required as part of the approval, as well as prosecuting the regulatory process and potential commercialization of Qutenza in certain non-EU European countries, the Middle East and Africa. We are very pleased to have Astellas as our commercial partner and believe this was a very good transaction for NeurogesX. While I won’t review all the detailed terms again today, you can find more information on the Astellas Agreement in our SEC filings.

Before updating you on our U.S. commercialization efforts, I will touch briefly on Astellas’ progress towards E.U. commercialization. Astellas has advised us that it is their goal to launch Qutenza as soon as possible, with the aim to make Qutenza available in as many of the E.U. markets as possible before the end of 2010. They expect that selected countries will make Qutenza available in the coming weeks. In certain non-EU countries covered under the agreement, Astellas is actively moving forward with regulatory processes and recently filed for marketing approval of Qutenza in Switzerland. Astellas plans include additional regulatory submissions for Qutenza during 2010, and we remain very pleased with this progress. It is no small feat to license a product right after approval and essentially start the commercial engine from scratch to effectively market across so many different countries with diverse languages and cultures. We chose Astellas because of its commitment to Qutenza and the neuropathic pain market opportunity - which is continually demonstrated during our ongoing interactions with them.

Turning to our US commercialization efforts, we frequently explained our conservative approach to setting up a commercial infrastructure prior to approval. Before the FDA approval of Qutenza, our commercialization efforts were limited mainly to market research, pricing and reimbursement work. This strategy was borne out of caution – although we were highly confident in the strength of our application, the odds are against companies achieving approvals on the PDUFA date. Since the agency approved Qutenza in November 2009, we have been aggressively ramping up to prepare for Qutenza’s U.S. launch. We began with hiring our commercial management team including marketing, operations and sales last fall. Moving into 2010 we have completed most of the elements needed to launch Qutenza. I am very happy to say that, we now have a commercial organization that numbers approximately 50 people, including our field sales force which when complete, will number 40 including sales representatives and sales management. In addition to our field sales force, we have established a field based team of reimbursement specialists to work with public and private payers to help us gain timely reimbursement for Qutenza. This team will support physician offices and hospital outpatient departments with reimbursement issues to supplement the work of our reimbursement hotline.

Putting a commercial organization in place on top of launching a new product is no small matter and has involved the focus and attention from our entire organization. During this process we have hired people with significant experience from which they can draw on to maximize the Qutenza brand. We have also relied heavily on the experience and expertise of consultants to supplement our internal resources to help us get up and running quickly.

To further prepare for commercialization, we completed a pricing study that served as the basis for establishing our pricing for Qutenza at $675 dollars for a one patch treatment kit and $1,350 for a two patch kit. This pricing exceeded our original expectations and we are confident, based on our market research, that this price will support access to Qutenza for PHN patients.

As we prepare to launch Qutenza, which we currently anticipate will be in April, 2010, we are completing many last minute details. Product has been manufactured and secondary packaging has been completed. We are also finalizing relationships with our distribution channel partners and finalizing launch-related marketing materials; while our sales force has already begun profiling accounts and going through intensive disease, market and product training.

On the reimbursement front, our field based reimbursement specialists are currently laying the groundwork for what we hope to be the timely road to reimbursement under Medicare Part B. As we have mentioned in prior calls, upon receiving the approval for Qutenza and the final label, which indicates that Qutenza must be administered by or under the close supervision of a physician, we continued our ongoing dialogue with CMS and requested that they provide guidance to the regional Medicare contractors to help them interpret existing coverage guidelines and how they may relate to Part B coverage for Qutenza. We are awaiting CMS action on this point, which we believe will allow regional contractors to decide to cover Qutenza under Part B.

Recently, we submitted applications for Qutenza-specific product codes, a temporary C-code for outpatient hospital use and a permanent J-code for use across multiple settings of care, including the physicians’ offices. In the interim, before a product code is available, Qutenza will likely be reimbursed using a miscellaneous product code. This is standard for new product releases, and physicians and payers are quite used to dealing with miscellaneous product codes. We continue to explore coding options for the Qutenza treatment utilizing existing CPT codes as an alternative to miscellaneous procedure CPT codes. The use of miscellaneous codes tends to delay provider payments as it requires manual adjudication by the claims administrators. In parallel, we are working to gather the support needed to gain a specific code for the Qutenza treatment procedure, if it is needed. In addition, we are putting programs in place to address potential reimbursement delays early Qutenza physician adopters may experience.

Regarding additional launch details, we are planning to host an investor day in the second quarter in New York to provide more insights regarding our commercialization plans. Today I will reiterate, however, that we are taking a focused approach for launching Qutenza. We have talked before about our launch strategy, which is designed to enable each physician to receive some form of training prior to their first use of Qutenza. To support this strategy, we have contracted with a team of 75 clinical educators who will provide in-service training for physicians and their office staff to promote proper administration of Qutenza on a per diem basis. We have also established a third party reimbursement hotline to assist physician offices and patients with potential reimbursement issues. We have described our approach as a total office/high touch call where we are going to be hands on supporting the physician office with education, training and reimbursement support, which we believe will allow for the greatest commercial opportunity for Qutenza in the long term, even if it means slower initial product uptake as we focus on service and training.

Briefly on other activities before we go to Stephen. We are developing a protocol for our first Phase 2 clinical study to evaluate NGX-1998, our topical liquid formulation containing the same active ingredient as Qutenza. We currently expect initiation of this study in the second half of 2010. The goal of our Phase 2 program is expected to be, in part, to assess the tolerability and safety while selecting a dose to take forward into Phase 3 clinical studies of NGX-1998.

I will now turn the call over to Stephen to review our financial results and provide some additional perspective on 2010.

Thanks, Tony. Our results for the fourth quarter as well as full year 2009 are summarized in today’s earnings release which if you don’t already have, may be accessed on our website. In addition, we expect to file our Form 10-k in the next week, where you will find more detailed disclosures about our quarterly and annual results.

After reviewing the results of our fourth quarter and year end 2009, I will provide some insight into 2010 and our upcoming Qutenza launch, in particular.

During 2009 we recorded our first revenues since inception, totaling $1.9 million in the fourth quarter and $2.0 million for the full year. The fourth quarter represented our first full quarter of recognizing revenues from the amortization of upfront license fees paid to us by Astellas Pharma Europe. As previously mentioned, we are amortizing the upfront fee of approximately $49 million over an approximately 7 year period, reflecting what we believe to be the longest service period we have under that agreement – which is related to our participation in a joint steering committee.

Total operating expenses were $6.9 million for the fourth quarter of 2009, an increase of 49% compared to $4.7 million in the year ago period. The year-over-year increase was primarily attributed to higher selling, general and administrative expenses (SG&A) in preparation for the U.S. launch of Qutenza. For the full year 2009, total operating expenses of $23.7 million represented a 10% decrease from $26.3 million during the year ended December 31, 2008. The full year decrease reflected a substantial decrease in research and development expenses and more limited SG&A spend prior to the FDA approval of Qutenza.

Research and development expenses were $2.7 million for the fourth quarter of 2009, or 8% above the $2.5 million reported in the year ago period, due to an increase in stock-based compensation. For the full year 2009 we continued our organizational focus on preserving resources for commercialization of Qutenza. Accordingly, our research and development expenses were $11.2 million for the 12 months ended December 31, 2009, or 30% lower than $16.1 million in the year ended December 31, 2008. In 2009, Qutenza clinical evaluation was limited to a 20-patient, FDA-requested study to support regulatory approval, whereas a larger Phase 3 pivotal trial was winding down during 2008.

SG&A expenses for the fourth quarter 2009 were $4.2 million, compared to $2.2 million in the year ago period. The increase was attributed to an acceleration of launch-related activities for Qutenza during the fourth quarter, particularly following the November 2009 FDA approval. SG&A for the full year 2009 was $12.4 million compared to $10.2 million for full year 2008. The full year increase in SG&A resulted in part from the hiring of key staff members to prepare for the launch of Qutenza, to support pricing and reimbursement strategies, and to establish a medical affairs function.

Net loss for the fourth quarter of 2009 was $5.1 million, compared to a net loss of $4.8 million for the fourth quarter of 2008. Net loss per share was $0.29 per share and $0.27 per share for the three months ended December 31, 2009 and 2008, respectively, based on weighted average shares outstanding of 17.7 million and 17.6 million, respectively. Net loss for the 12 months ended December 31, 2009 was $21.9 million, compared to a net loss of $26.0 million for the same period in 2008. Net loss per share was $1.24 per share and $1.49 per share for the 12 months ended December 31, 2009 and 2008, respectively, based on weighted average shares outstanding of 17.6 million and 17.5 million, respectively.

Cash, cash equivalents and short-term investments were $50.6 million at December 31, 2009, compared to $57.0 million at September 30, 2009.

I would now like to turn to a brief discussion about 2010. As Tony has mentioned, we believe that the pieces are falling nicely into place to launch Qutenza in April, 2010. There is a tremendous amount of activity within NeurogesX, and the level of enthusiasm and excitement has never been higher. In the past three months, we have seen our employee count nearly double, from 45 at December 31, 2009 to over 80 today. We have successfully recruited and brought in nearly all of our field sales personnel, regional sales managers, reimbursement specialists, as well as personnel to support marketing, commercial operations and other sales support activities. In addition, we have staffed our medical affairs group which is tasked with, among other things, managing medical information about Qutenza. We have also deployed a field based team of medical science liaisons and established a pharmacovigilance, or drug safety monitoring program. We will continue to grow our support organizations, including financial, human resources, legal, and IT. Despite all of this growth, we are focused on spending wisely. Many of the activities involved in launch preparation and commercial operations remain outsourced, which we believe is most efficient. We intend to continue utilizing an outsource model for the near future but ultimately expect to convert many of these functions into internal roles when economically appropriate.

We get asked fairly regularly what we expect to spend on sales and marketing at launch and beyond, so today I will give you a sense of that. For the full year 2010, we currently expect to incur expenses in the mid-20 million dollar range related to sales, marketing, reimbursement support and commercial operations. We expect these costs to be fairly consistent across the year, but may ramp slightly higher as we progress to late 2010.

We currently expect that these costs may increase in 2011, perhaps into the high-20 million dollar range. However, we intend to adjust our spending patterns as we move forward and expect to update you for major shifts in these overall levels. We are committed to investing in the Qutenza opportunity and will make mid-course corrections, as you would expect, in response to market demand and as we gain feed back from the field.

These costs include our marketing programs, a very limited sampling program, our sales force of approximately 40, which includes sales management, a group of 75 contract clinical educators to help in training physicians and their staff, reimbursement support services, and our commercial operations organization. While this listing is not all inclusive, it acknowledges the breadth of activities encompassed by our anticipated sales and marketing spend. Our spending is consistent with our plans for a focused launch of Qutenza. I have to say, however, that the level of professionalism in our launch activities, materials and planning would be impressive to a company much larger than NeurogesX. We strive to be efficient and effective and I believe that our launch plans are achieving that objective. As evidence of our team’s effectiveness, Qutenza was recently added to The Mayo Clinic’s™.com list of possible treatment options for PHN, pending availability and cost determination.

As Tony mentioned a few minutes ago, we have established our pricing for Qutenza at $675 wholesale acquisition cost, or WAC, for a one patch treatment kit, or $1350 for a two patch treatment kit.

As we have discussed previously, our expectations for Qutenza pricing have historically been in the range of $2500 to $3000 for an annual course of therapy. Our market research and clinical experience suggests that PHN patients, on average, will be treated with approximately 2 patches per treatment, and may be treated 3 to 4 times per year. With the established pricing for Qutenza, we now believe that the annual course of therapy may be in the range of approximately $4000 to $5000 - a significant increase over prior expectations.

We believe that this price will maximize the overall commercial opportunity for Qutenza and that it may significantly increase some of your views as to the overall market opportunity for Qutenza.

Focusing on the intermediate to long term market opportunity is, in our view, the appropriate way to value Qutenza. We have talked many times now about our intention to launch Qutenza in a very focused manner. We have described this as high touch, or a full service selling proposition, but the message should be clear – we believe that Qutenza should succeed in the long run if we ensure that the near term selling effort is focused on quality, not quantity. If every doctor and patient who uses Qutenza has a good first experience, we will have given Qutenza the best chance to reach its maximum commercial potential. We believe that our efforts may take some time to translate into revenue growth rates and we believe that the ultimate commercial value of Qutenza will best be measured by revenue growth rates perhaps 4 to 8 quarters after launch. We have also described the Qutenza launch as more in line with a medical device launch, rather than a traditional pharma launch, again underscoring the nature of the sales process, reimbursement environment and the need for a focused selling process to give Qutenza the best opportunity for long term success.

We recognize that there is a fairly broad set of revenue expectations for the next year or two for Qutenza sales. While we will not give specific revenue guidance, we suggest looking to history as a guide. Lidoderm, a product that you all know well, which is also indicated in PHN, is a good model for you to consider when developing your near-term expectations for Qutenza. While there are very definite differences between our products, the early years of the Lidoderm launch may be an appropriate reference point for establishing expectations for Qutenza.

Additionally, as you evaluate the Qutenza launch and its near term sales potential, we ask you to consider the various influences that may affect both factory sales as well as revenue recognition, and therefore near term revenue expectations.

First, and very different from the Lidoderm example mentioned above, Qutenza is not a daily use product. Following initial treatment, we believe patients can experience pain relief from PHN for up to 3 months and that patients may receive treatment 3 to 4 times per year. Therefore re-order and re-use patterns will likely be very different than you might otherwise expect and experience with a newly launched pharma product.

Second, we may employ certain programs to help physicians with anticipated delays in reimbursement, potentially resulting in our need to defer revenue recognition under the accounting rules. For example, as medical plans establish their reimbursement practices for Qutenza, we may offer extended payment terms to ease the burden on physicians While we hope any effect from reimbursement delays won’t be significant and expect that their effect, if any, should be no more than one to two quarters post launch, we cannot predict their effect until the product is in the market. We are working out details on various potential programs now, but it is important to understand that these programs may affect revenue recognition and, accordingly, the potential exists for there to be a significant difference between factory orders and recorded revenue during at least the next few quarters.

Given these factors, we expect to spend some time in the coming quarters talking with you about qualitative elements of our launch, as well as key measures of activity in the market, other than sales, including potentially the number of physicians reached, trained, converted to using Qutenza and actively incorporating the treatment procedure into their practice. We will develop other measures as well, and look forward to remaining transparent about Qutenza’s success in the market.

Finally, with regard to our cash resources, we have said before and continue to believe that our cash balances are sufficient to take us through 2010 and into 2011. We are continuing to focus on non-equity based financing models to support our goals of ensuring adequate cash to take us through most of 2011 as well. We currently have no plans to raise additional capital in the equity markets as a primary source of capital raising.

That is it for the financial update. We will now open the call up for questions.

Operator?

Q&A Session

Anthony DiTonno: (Wrap-up statement)

Thank you all for your continued interest in NeurogesX. These are exciting times and we look forward to bringing Qutenza to market for the benefit of patients and the physicians who work to help them.

We will keep you posted as our progress continues.

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